Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE

MEDIA CONTACT
Intervoice, Inc.
Stephanie Leonard
+ 1 (972) 454-8231
stephanie.leonard@intervoice.com

27-04

Intervoice Strengthens Board of Directors with Two New Additions

Saj-nicole A. Joni, Ph.D. and Bob Ritchey to Play Active
Roles in Company’s Continued Growth and Strategy

DALLAS — June 3, 2004 — Intervoice, Inc. (Nasdaq: INTV), the world leader in converged voice and data solutions, today announced that its Board of Directors has elected two new members. The two additions are Saj-nicole A. Joni, Ph.D., a former Microsoft executive, and Bob Ritchey, the current President of Intervoice. The elections of Dr. Joni and Mr. Ritchey expand the number of positions currently on the Company’s Board from six to eight members. As industry leaders who bring new capabilities and experience to the Board, Dr. Joni and Mr. Ritchey will have active roles in setting the Company’s business strategy.

“As Intervoice grows and evolves, we continue to attract the highest caliber of leadership to our Board,” said David W. Brandenburg, Chief Executive Officer and Chairman of the Board with Intervoice. “Both Saj-nicole and Bob will play key roles in taking the Company to new heights and help us build toward an even more successful future as we enter our third decade.”

As the founder of Cambridge International Group Ltd., an advisory services firm, Dr. Joni brings over 25 years of experience in advisory services, management consulting and line management to Intervoice. She is a former executive at both Microsoft and CSC Index with several prestigious board memberships. Dr. Joni is also the author of “THE THIRD OPINION: How Successful Leaders Use Outside Insight to Create Superior Results” and has authored articles for a variety of publications. A frequent speaker as well as a frequent recipient of industry accolades, she has served on the faculties of MIT and Carnegie Mellon University. Dr. Joni’s Ph.D. is from the University of California at San Diego.

As President of Intervoice, Mr. Ritchey is responsible for the company’s overall global operations, with management of both domestic and international sales, operations, business development, marketing, engineering, professional services and a specialized product organization focused on the Company’s core product lines and markets. Mr. Ritchey was previously President of the Company’s Enterprise Solutions Division and has been with Intervoice since December 2000. Prior to joining the Company, Mr. Ritchey spent several years in executive-level positions with companies such as Notifier Integrated Systems, a Division of Honeywell International, Sensormatic Electronics Corp., Nortel and Sprint Corp. Mr. Ritchey has over 35 years of telecommunications and information technology industry experience. He is a graduate of the University of Pittsburgh with a B.S. degree in Business Administration.

About Intervoice

With more than 20 years of experience, Intervoice, Inc. (NASDAQ: INTV) creates measurable business value by applying innovative speech technology to optimize voice automation solutions. Intervoice provides developers, enterprises and carriers with the platform, software and services necessary to enable an interactive dialogue with technology, resulting in improved operational efficiencies, revenue, and customer satisfaction. Omvia®, the open, standards-based Intervoice product suite, consists of advanced messaging, portal, IVR and payment applications. The Omvia Voice Framework is the most open voice solution on the market, allowing unparalleled scalability and flexibility within a traditional, VXML or SALT environment. Intervoice has sold more than 23,000 systems worldwide including Ameritrade, Amtrak, Citibank, MasterCard, O2, Rogers Wireless, SBC, Travelocity, Verizon and Vodafone. A Microsoft Certified Partner, Intervoice is headquartered in Dallas with offices in Europe, the Middle East, South America, Africa and Asia-Pacific. For more information, visit www.intervoice.com.

# # #